Exhibit 21.1

                          NATURAL SOLUTIONS CORPORATION

                              LIST OF SUBSIDIARIES



Natural Solutions Corporation has the following active wholly owned subsidiary:

        Ice Ban, Inc.

Other subsidiaries of the Company have been inactive during the reporting period and are being allowed to lapse.